Exhibit 10.34

Non-Binding Letter of Intent

February 13, 2022

To:	Ocean Biomedical, Inc.

Dr. Chirinjeev Kathuria

Executive Chairman

Dear Dr. Chirinjeev Kathuria,

The purpose of this non-binding Letter of Intent (“LOI”) is to set forth and outline the preliminary terms and conditions for a proposed transaction with its integral subparts as further described below (“proposed Transaction”) concerning Alfa Holding GmbH, Frankfurt, Germany (“Alfa”) and its intention to invest $15 million.

Alfa and Ocean Biomedical, Inc. (“OBM”) recognize that the proposed Transaction is also subject to other terms and conditions which are yet to be addressed and agree to work together in good faith to address these issues. OBM will provide drafts of all necessary agreements towards fulfilment of the parties’ intentions reflected in this LOI and towards allowing the parties to complete the execution and closing of legally binding and definitive agreements as quickly as possible.

Within the above context, the preliminary terms and conditions that govern the parties current understanding are as follows:

1.

IPO: Alfa intends to make its USD$15 million investment by purchasing shares in OBM’s Initial Public Offering (“IPO”) on the NASDAQ Stock Exchange at the IPO price, together with a board seat in OBM and will have the right to appoint any suitable person to OBM’s board to fill that seat; provided that Alfa shall not be permitted to appoint a person if the appointment of that person would cause the shares of OBM held by Alfa not to be Unrestricted Publicly Held Shares (as defined in the Nasdaq Listing Rules) or if the person appointed does not qualify as an Independent Director (as defined in the Nasdaq Listing Rules). .

2.

Joint Venture: The proposed Transaction is expected to enable both companies to grow significantly and become a major player in the biopharma industry. From the background of Alfa’s specialization in innovative and generic pharmaceutical and nutraceutical products value chain and its finished products sales, it is expected OBM should be able to enter and penetrate into newer markets successfully. Recognizing each other as strategic partners, Alfa and OBM can create a 50 – Alfa / 50 – OBM Joint Venture Company in Frankfurt, Germany (“JV”) for exclusive operations in Asia (excluding China), Germany, Switzerland, and Austria. The parties intend to get the JV listed on a European stock exchange within eighteen months. The JV, and separately and explicitly Alfa, and its associated and assigned companies, will be granted full access rights to the Intellectual Property including, but not limited to, any patents, rights to inventions, registered designs, copyrights and related rights, database rights, design rights, existing and future platform assets, i.e. oncology, fibrosis, infectious disease (malaria vaccine), inflammation as well as other biopharma assets to be developed in the future (collectively “Platform Assets”). OBM will grant

$5.35 million secured from the Alfa’s $15 million investments to the JV for Alfa’s operations. OBM further would be responsible for (i) funding the cost of setting up the JV and (ii) allocate, grant, and disburse any further funds required by the JV for business development activities, working capital and other general corporate purposes. The Board of the JV will consist of 9 members, three of which will be appointed by OBM, three of which will be appointed by Alfa, and two independent board members and the chairman of the board to be mutually selected by OBM and Alfa. OBM will bring Platform Assets into the JV and ensure, by taking appropriate steps wherever necessary, for the JV and Alfa, to have continuous and full unfettered access to the IP of all the Platform Assets belonging to OBM at all times during the existence of the JV and for Alfa beyond. Alfa will use its understanding and track record in international markets to tailor the Platform Assets to the needs of the patients, physicians, and consumers, and lead the commercialization of the individual Platform Assets in the designated countries where the JV operates.

3.

Contract Manufacturing: OBM will enter into contract manufacturing agreements / exclusive contract manufacturing agreements with Alfa and/or its designated companies for the Platform Assets incompliance with applicable laws. OBM will bear all the relevant costs including, but not limited to, manufacturing and transferring the technology from OBM or its partner’s premises to the designated manufacturing site.

4.	Use of Alfa Investment Proceeds: The intended investment funds of $15 million of Alfa will be used by OBM as stated below:

a.

$8.25 million allocated to fund the pre-clinical development of each of OCX-253, OCX-410, OCF-203 and ODA-570 through IND filing for Phase 1 clinical trials for the continued pre and post-clinical development of OBM’s drug product candidates and/or business development activities as provided in the S1 filed with the Securities and Exchange Commission on July 26, 2021 IPO Investment Prospectus S-1/A (sec.report);

b.	$5.35 million secured, granted and immediately due to the JV within 7 banking days from the IPO as further described under Par. 2 above; and

c.

The balance of $0.15 million for the in-licensing or other acquisitions of additional product candidates to expand OBM’s pipeline, though there are no current agreements, commitments, or understandings with respect to any such in-license or acquisitions (OBM intends to evaluate such opportunities and engage in related discussions with third parties from time to time).

d.	The balance as provided in OBM’s S-1 filed with the Securities and Exchange Commission on July 26, 2021.

5.

Closing: The intended investment by Alfa of $15 million will be contingent upon the IPO, together with the various agreements and undertakings described herein executed and delivered. Transfer of funds by Alfa to OBM will be made by wire transfer, to an account specified in writing by OBM and its bankers at a date to be mutually determined in exchange for acquisition of shares and noted on the books of OBM, by OBM’s transfer agent and JV agreement executed and delivered.

6.	OBM SEC Filing: Alfa to receive the draft of any amendment to OBM’s S1 IPO Investment Prospectus S-1/A (sec.report) filed with the Securities and Exchange Commission on July 26, 2021.

7.

Liabilities: Neither party will be liable to the other party for any incidental, exemplary, special, punitive, indirect, or consequential loss(s) or damage(s) (including for lost opportunities or profits), or for any other loss(s) or damage(s), in whatever form or nature.

8.	Expenses: The parties shall negotiate mutually agreeable terms of the JV agreement and contract manufacturing and the expenses of each party will be reimbursed by the OBM.

If the above reflects your understanding, please sign and date your acceptance and agreement at the space provided below.

Best regards,	Accepted and Agreed by:

/s/ Md. Ilias	/s/ Chirinjeev Kathuria

Alfa Holding GmbH	Ocean Biomedical, Inc.
Ilias Mohammed	Dr. Chirinjeev Kathuria
Managing Director	Executive Chairman
Date: 13 February 2022

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